Exhibit 99.1

AgFeed Industries Announces Entry into Letter of Intent to Create Joint Venture to Create Pan Asian Pork Production Management Company using Western Technology

NEW YORK, NY--(PR Newswire)—May 13, 2009 -- AgFeed Industries, Inc. (FEED - News), one of the largest independent hog production and animal nutrient companies in China, today announced that it has entered into a letter of intent to form a joint venture with M2P2, a leading US hog production and industry management consulting company.  Formed in 2003, M2P2 merges expertise in all phases of hog production, from birth to market, into one company. Today, M2P2 operates in six states throughout the U.S. and owns and operates 28,500 sows and finishes 1,200,000 market hogs annually.

The joint venture will be a Pan Asian based production management company focused on introducing the western model of modern production systems. The management services offered will include facility planning, international staff training, science based genetics, bio security and interactive information systems to upgrade pork production systems throughout Asia.

AgFeed will be the first customer of this joint venture. AgFeed's expansion plans will utilize the expertise in this joint venture to design, build, and operate a western model of hog production. AgFeed's operation will be staffed by U.S. trained Chinese employees applying proven western management production technology to maximize production with superior genetic animals that are “green” certified and exceed the standards of the food safety laws to be introduced in China in June 2009.

The following steps will be taken by the joint venture to assure the success of this first project:

1.	utilizing M2P2's personnel, it will provide the expertise working with AgFeed’s hog production team to engineer and build world-class sow farms, boar studs and finishing facilities.

2.
through M2P2, it will train Chinese farm managers from AgFeed on the M2P2 efficient western style production systems used in the U.S. This will include training on sow farms, boar studs, finishing systems including health management and management information systems.

3.	the joint venture will lever the success of these initial AgFeed operations into a separate operating company to employ its hog production expertise across the pan Asian market.

Additionally, AgFeed, Hypor and M2P2 will explore the joint development of genetics programs to distribute world-class genetics and best bio-security practices across Pan Asian markets.

The joint venture will be majority owned by AgFeed. After the initial beta-site project the joint venture will offer the proven services to hog producers in China and Asia as well as international companies seeking a foothold in the Pan-Asian market where 65% of the world’s hog production is consumed.

AgFeed’s Chairman, Dr. Songyan Li, stated, “our new partner M2P2 was the obvious choice for the introduction of western style hog production technology.” He added, “I have always sought experts in genetics and hog production technology to increase our production rates. With our genetics program with Hypor in place and our joint venture with M2P2, we can increase our production rate by up to 30% while substantially upgrading the quality and the health of our herds.”

Gerry Daignault, AgFeed's Chief Operating Officer, added, “M2P2 is a very focused production group of professionals that can implement design, processes and training to move AgFeed to the next level of production performance. It is our plan as part of the joint venture to leverage this knowledge to offer these services throughout the Pan Asian Market.”

Glenn McClelland, the Chief Executive Officer of M2P2, stated “our organization is excited about working with AgFeed in developing progressive production systems in China. The combination of both companies creates a company which blends the expertise in modern pork production with the local knowledge of the Chinese culture to create a unique approach to Chinese swine production that will assure success.  The modern western systems will only work when applied with local knowledge and expertise.”

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- premix animal feed and hog production.  AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues.  China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S.  China also has the world's largest consumer base for pork consumption.  Over 65% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

ABOUT M2P2, LLC

M2P2 is a progressive pork production company and employer of choice in the industry. Formed in 2003, M2P2 merges expertise in all phases of hog production, from birth to market, into one company. Today, M2P2 operates in six states throughout the U.S. and is leading the way in the pork production industry. M2P2 owns and operates 28,500 sows and finishes 1,200,000 market hogs annually.

SAFE HARBOR DISCLOSURE NOTICE

This press release contains forward-looking information about AgFeed, M2P2, and the joint venture contemplated by the letter of intent. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "goal," "potential," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance, business plans and prospects, and the planned joint venture.  Readers are cautioned not to place undue reliance on such forward-looking statements because risks and uncertainties may cause actual results to differ materially from those expressed in, or implied by, such statements. Among such risks and uncertainties are the Company's ability to successfully negotiate and complete the definitive documentation for the joint venture and the risk factors described in the reports filed by the Company with the Securities and Exchange Commission.  Any forward-looking statement that AgFeed or M2P2 make speaks only as of the date of such statement, and neither AgFeed nor M2P2 undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:

AgFeed Industries, Inc.
Tel: 917-804-3584 (US)
Email: ir@agfeedinc.com